Exhibit 2.2

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of February 21, 2022 (this “Amendment”), to that certain Agreement and Plan of Merger, dated as of December 22, 2021 (the “Merger Agreement”), by and between SeaChange International, Inc., a Delaware corporation (“Buyer”), and Triller Hold Co LLC, a Delaware limited liability company (the “Company”), is made by and between Buyer and the Company. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement.

RECITALS

WHEREAS, Buyer and the Company desire to amend the Merger Agreement;

WHEREAS, pursuant to Section 10.2 of the Merger Agreement, the Merger Agreement may be amended with the approval of the respective boards of directors of the Company and Buyer, and the Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company and Buyer;

WHEREAS, the respective boards of directors of the Company and Buyer approved this Amendment; and

NOW, THEREFORE, the Merger Agreement is amended as hereinafter set forth:

1.AMENDMENT TO MERGER AGREEMENT.  Section 5.12 of the Merger Agreement is hereby amended by adding the following sentence at the end of such Section:

Notwithstanding the foregoing, either the Buyer or the Company may seek to cause the Buyer Class A Common Stock to be listed on the New York Stock Exchange (“NYSE”) in lieu of the Nasdaq and in such event references in the foregoing provisions of this Section 5.12 and in this Agreement shall be deemed to refer to the NYSE and its corresponding rules and regulations, to the extent applicable and as the context may require.  In the event that an alternative structure is required to effectuate such contemplated listings on either of such exchanges, the Parties shall use commercially reasonable efforts to implement such restructuring in a manner that preserves the economics, capital structure and governance to the Parties and of the Surviving Corporation as contemplated by this Agreement.

2.	MISCELLANEOUS PROVISIONS.

(a)Ratification. Except as expressly modified or amended by this Amendment or as necessary to accomplish the amendment set forth in Section 1 hereof, all of the provisions of the Merger Agreement shall remain unmodified and in full force and effect.

(b)Entire Agreement; Counterparts; Exchanges by Electronic Transmission.  This Amendment, the Merger Agreement and the other agreements referred to in the Merger Agreement constitute the entire agreement and supersede all prior and contemporaneous agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its

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terms.  This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.  The exchange of a fully executed Amendment (in counterparts or otherwise) by all Parties by electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Amendment.

(c)Severability.  Any term or provision of the Merger Agreement, as amended by this Amendment, that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of the Merger Agreement, as amended by this Amendment, or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If a final judgment of a court of competent jurisdiction declares that any term or provision of the Merger Agreement, as amended by this Amendment, is invalid or unenforceable, the Parties agree that the court making such determination shall have the power (and the Parties hereby request that such court exercise such power) to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and the Merger Agreement, as amended by this Amendment, shall be valid and enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to negotiate in good faith to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

(d)Applicable Law; Jurisdiction.  This Amendment and all claims and causes of action hereunder shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws.  In any action or proceeding between any of the Parties arising out of or relating to this Amendment, each of the Parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 2(d); (iii) waives any objection to laying venue in any such action or proceeding in such courts; (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (v) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.7 of the Merger Agreement; and (vi) to the extent permitted by applicable Law, irrevocably and unconditionally waives the right to trial by jury.

(e)Further Actions.  Subject to the other terms of this Amendment and the Agreement, each Party agrees to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect and carry out the intent and purposes of this Amendment.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

COMPANY:

TRILLER HOLD CO LLC

By:	/s/ MAHI DE SILVA
Name:	MAHI DE SILVA
Title:	CEO

BUYER:

SEACHANGE INTERNATIONAL, INC.

By:	/s/ PETE AQUINO
Name:	PETE AQUINO
Title:	PRESIDENT AND CEO